                                                                    EXHIBIT 21.1




                         SUBSIDIARIES OF THE REGISTRANT


Probex Fluids Recovery, Inc., a Delaware corporation.

Specialty Environmental Services of Texas, Inc., a Texas corporation, of which Probex Fluids Recovery, Inc. is a 50% shareholder.

Probex Operating Services, Inc., a Delaware corporation.

Probex Wellsville Holding I, Inc., a Delaware corporation.

Probex Wellsville Holding II, Inc., a Delaware corporation

Probex Wellsville, L.P., a Delaware limited partnership.